Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-222965 on Form S-8 of our report dated March 5, 2019, relating to the consolidated financial statements of Cardlytics, Inc. and its wholly-owned subsidiaries appearing in this Annual Report on Form 10-K of Cardlytics, Inc. for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 5, 2019